Exhibit 99.1

 United Wisconsin Grain Producers LLC

PRESS RELEASE

United Wisconsin Grain Producers, LLC
Expansion Underway

June 7, 2006—United Wisconsin Grain Producers LLC (UWGP) is pleased to announce the launch of its engineering and feasibility study for increasing its plant production capacity. “We plan to ramp up production over the next 18 months as opposed to bringing on a large amount of new production all at one time. This approach allows us to maximize all of our current plant capabilities, some of which we are not able to utilize currently. This approach to plant capacity expansion also speeds the process of getting additional capacity on line”, reports Jeff Robertson, CEO UWGP.

UWGP has engaged an engineering firm to develop a plan to increase the design capacity to 80 million gallons of production annually. The plant is currently producing at an annual rate of 50 million gallons after its first year of operations. The scope of the project being studied will include shipping and receiving capacity increases, the first of which is already under construction, plant processing capacity increases, additional product storage, and logistics improvements. If the feasibility study and engineering study come back positive, we plan to be at 60 million by the end of the year, and 80 by the end of 2007”, stated Robertson.

At the planned new capacity, the facility will consume 28,000,000 bushels of corn annually, up from its current rate of 18,000,000 bushels.

“We have not determined if we will seek equity investment for the project, earnings from on going operations may well allow us the ability to finance the equity portion of the expansion without going to the equity market”, stated Kevin Roche, President UWGP.

For more information, please call the UWGP office at (877) 679-6788 or (920) 348-5016 or visit our website at www.uwgp.com.

Forward Looking Statement

This press release may contain statements which constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the intent, belief or current expectations of the Company, its directors, or its officers with respect to the future operating performance of the Company and our success with respect to expansion of our ethanol facility. Investors are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward looking statements as a result of various factors. Important factors that could cause such differences are described in the Company’s periodic filings with the Securities and Exchange Commission.